Exhibit 99.1

Cost-U-Less Reports September 2007 Sales Results

Bellevue, WA, October 4, 2007

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 4.7% in same store sales (stores open a full 13 months), for the five weeks ended September 30, 2007 (September 2007). For the corresponding period a year ago (September 2006), the Company experienced a same store sales increase of 6.7%.

Same store sales increases for the following fiscal periods were:

	Fiscal Month	Fiscal Second Quarter	Fiscal YTD
	5 weeks	13 weeks	39 weeks

Ending September 30, 2007	4.7%	5.7%	3.7%
Ending October 1, 2006	6.7%	3.5%	3.3%

Total sales for September 2007 increased 5.6% to $23.2 million, compared to $22.0 million for the corresponding period a year ago.

Total sales for the following fiscal periods ($ in millions) were:

	Fiscal Month	Fiscal Second Quarter	Fiscal YTD
	5 weeks	13 weeks	39 weeks

Ending September 30, 2007	$23.2	$57.9	$168.9
Ending October 1, 2006	$22.0	$54.6	$162.9

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com.

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213